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       THIRD AMENDMENT TO RIGHTS AGREEMENT


     The Rights Agreement dated as of April 17, 1995 between Devon Energy Corporation and BankBoston, N.A. (formerly, The First National Bank of Boston (Massachusetts)), as amended as of October 16, 1996 and December 31, 1996, is hereby further amended as of December 10, 1998 as follows:
     1.   Section 1(a) of the Rights Agreement is
hereby amended to add to the end thereof the following:
          ; provided, further, that the trustee from time to time (the "Trustee") under the Voting and Exchange Agreement (the "Voting and Exchange Trust Agreement") to be entered into by and among the Company, Northstar Energy
          Corporation and the Trustee shall not,
          and the Trustee's Affiliates and
          associates shall not, be deemed an
          Acquiring Person pursuant to this
          Section solely as a result of the
          transactions contemplated by the
          Voting and Exchange Trust Agreement,
          including, without limitation, the
          issuance to the Trustee of the Voting
          Share (as defined in the Voting and
          Exchange Trust Agreement).

          IN WITNESS WHEREOF, the parties hereto
have caused this Agreement to be duly executed, all as of the 10th day of December, 1998.

             DEVON ENERGY CORPORATION
             /s/ J. Larry Nichols
                 J. Larry Nichols
         President and Chief Executive Officer

ATTEST:

/s/ Marian J. Moon
    Marian J. Moon
    Secretary


                              BANKBOSTON,
                              N.A. (formerly,
                              THE FIRST NATIONAL BANK OF BOSTON
                              (MASSACHUSETTS))

                             By: /s/ Frank Arron
                                   Administration Manager


ATTEST:


/s/ Deborah H. Norris
Administration Manager